EXHIBIT 99.1

Predictive Oncology Reports Second Quarter 2024 Financial Results and Provides Business Update

Company to host investor call and webcast today, August 14th, at 8:30am EDT

PITTSBURGH, Aug. 14, 2024 (GLOBE NEWSWIRE) -- Predictive Oncology (Nasdaq: POAI), a science driven company leveraging its proprietary artificial intelligence and machine learning capabilities, extensive biorepository of tumor samples, and CLIA laboratory, to accelerate oncologic drug discovery and enable drug development, today reported financial and operating results for the quarter ended June 30, 2024, and provided a corporate update. The Company reported a net loss of approximately $3.2 million on total revenue of approximately $0.3 million for the quarter.

Q2 2024 and Recent Highlights:

  Entered biomarker discovery market following compelling results from retrospective ovarian cancer study with UPMC Magee-Womens Hospital:
    Predictive Oncology successfully developed multi-omic machine learning models that identified key features that could more accurately predict both short-term (two-year) and long-term (five-year) survival outcomes among ovarian cancer patients as compared to clinical data alone.
    Through this process, Predictive Oncology obtained and analyzed data that supports novel ovarian cancer biomarker discovery and development that will be further explored both independently and in partnership with biopharma companies.
    The biomarker discovery market is estimated by third party research to be $51.5 billion in 2024.
    Predictive Oncology published a new white paper on the biomarker discovery opportunity, which can be found here.
  Implemented a cost savings initiative designed to further streamline Predictive Oncology’s operations, extend its cash runway, and support its new focus on novel biomarker discovery. The initiative is expected to reduce the Company’s run rate for cash used in operating activities by approximately 20% annually when fully implemented in Q4 2024.
  Announced the availability of unique, organ-specific 3D cell culture models designed to better mimic the physiological environment of human tissue.
  Announced a new collaboration with the University of Michigan (UM) utilizing Predictive Oncology’s Accelerating Compound Exploration (ACE) program to evaluate UM’s extensive library of pharmaceutically viable extracts

“The clear highlight since our last quarterly update is our announcement just a few weeks ago that we have expanded our AI/ML offering to pursue the discovery of novel biomarkers capable of predicting patient outcomes and drug responses, beginning with ovarian cancer,” said Raymond F. Vennare, Chief Executive Officer and Chairman of Predictive Oncology. “The ability to identify biomarkers, in addition to validating existing biomarkers, means that we are now one step closer to discovering our own biomarkers that we can further develop, either independently or with a partner. This will allow us to be a more active participant in drug discovery and enable us to play a key role in the development of the next generation of cancer therapeutics, all with our existing resources. External sources have valued the biomarker discovery market at $51.5 billion this year, so this is a very significant opportunity for us to bring new hope to cancer patients worldwide while creating shareholder value.”

“To ensure that we are well positioned to capitalize on this and other opportunities as they emerge, we also recently announced a strategic cost savings initiative designed to streamline our operations and extend our cash runway. Given the importance of biomarkers in drug discovery and development, we are working tirelessly to be a leader in the application of artificial intelligence and machine learning toward this goal,” Mr. Vennare concluded.

Much of the cost savings will be achieved through the consolidation of the operations of the Company’s Birmingham laboratory into that of Pittsburgh. For the six months ended June 30, 2024, the Birmingham segment posted a loss of $0.9 million, compared to $1.1 million for the six months ended June 30, 2023. The Company is still in the process of assessing the viability of potentially migrating any revenue-generating activities from Birmingham to Pittsburgh.

Q2 2024 Financial Summary:

  Concluded the second quarter of 2024 with $5.3 million of cash and cash equivalents, compared to $8.7 million as of December 31, 2023, and $4.1 million in stockholders’ equity as of June 30, 2024, compared to $8.3 million as of December 31, 2023. During the quarter, the Company raised $3.1 million on a net basis through its ‘at-the-market’ facility through the issuance of 1,607,100 shares. Subsequent to the end of the second quarter, the Company raised an additional $1.3 million in gross proceeds through the exercise of 958,117 warrants.
  Basic and diluted net loss per common share for the quarter ended June 30, 2024, was $(0.68), compared to $(0.98) for the quarter ended June 30, 2023.

Q2 2024 Financial Results:

  The Company recorded revenue of $278,722 for the second quarter of 2024, compared to $490,110 for the comparable period in 2023. Revenues in both periods were primarily derived from the Company’s Eagan operating segment. The decrease in revenue from the comparative period was primarily due to a change in sales mix with decreased sales of STREAMWAY systems in the three months ended June 30, 2024.
  Cost of sales was $152,968 and $159,761 for the three months ended June 30, 2024, and 2023, respectively. Gross profit margin was approximately 45% and 67% for the three months ended June 30, 2024, and 2023, respectively. The decline in gross profit margin for the three months ended June 30, 2024, was primarily due to increased labor costs and a change in sales mix with decreased sales of STREAMWAY systems.
  General and administrative expenses decreased to $2,137,189 in the second quarter of 2024 from $2,704,527 in the second quarter of 2023. The decrease was primarily due to decreased employee compensation and decreased investor relations costs, offset by increased consultant fees.
  Operations expenses decreased to $893,391 in the second quarter of 2024 compared to $993,042 in the second quarter of 2023. The decrease was primarily due to decreased cloud computing expenses related to our Pittsburgh operating segment.
  Sales and marketing expenses decreased to $284,421 in the second quarter of 2024 from $429,103 in the second quarter of 2023. The decrease was primarily due to lower employee compensation including sales commissions.
  Net cash used in operating activities was $6,634,072 and $7,002,033 for the six months ended June 30, 2024 and 2023, respectively. Cash used in operating activities decreased in the 2024 period primarily because of changes in working capital.

Conference Call and Webcast Details:

Predictive Oncology management will host an investor conference call and webcast today, August 14th, 8:30 am EDT.

To participate in the call, investors and analysts should dial 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and reference conference ID 13748154.

To access the Call Me™ feature, which eliminates the need to wait for a call operator, please click here.

The live webcast of the call can be accessed here.

Forward-Looking Statements:

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, the risks related to the success of our collaboration arrangements, commercialization activities and product sales levels by our collaboration partners, and other factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:
Tim McCarthy, CFA
LifeSci Advisors, LLC
tim@lifesciadvisors.com

PREDICTIVE ONCOLOGY INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$5,331,770	$8,728,660
Accounts receivable	387,040	333,697
Inventories	568,215	494,374
Prepaid expense and other assets	597,724	521,700
Total current assets	6,884,749	10,078,431

Property and equipment, net	910,211	1,233,910
Intangibles, net	238,731	252,457
Lease right-of-use assets	2,432,339	2,728,355
Other long-term assets	121,096	124,096
Total assets	$10,587,126	$14,417,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,563,023	$1,342,027
Note payable	276,932	150,408
Accrued expenses and other liabilities	1,946,893	1,631,702
Derivative liability	8	1,376
Contract liabilities	269,943	308,091
Lease liability	561,712	517,427
Total current liabilities	4,618,511	3,951,031

Other long-term liabilities	13,661	5,459
Lease liability – net of current portion	1,860,983	2,188,979
Total liabilities	6,493,155	6,145,469

Stockholders’ equity:
Preferred stock, 20,000,000 shares authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 shares outstanding as of June 30, 2024, and December 31, 2023	792	792
Common stock, $.01 par value, 200,000,000 shares authorized, 5,708,876 and 4,062,853 shares outstanding as of June 30, 2024, and December 31, 2023, respectively	57,089	40,629
Additional paid-in capital	179,198,077	175,992,242
Accumulated deficit	(175,161,987)	(167,761,883)
Total stockholders’ equity	4,093,971	8,271,780

Total liabilities and stockholders’ equity	$10,587,126	$14,417,249

PREDICTIVE ONCOLOGY INC. CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$278,722	$490,110	$698,368	$730,005
Cost of sales	152,968	159,761	340,383	279,900
Gross profit	125,754	330,349	357,985	450,105

Operating expenses:
General and administrative expense	2,137,189	2,704,527	4,764,265	5,040,511
Operations expense	893,391	993,042	1,995,584	1,871,560
Sales and marketing expense	284,421	429,103	1,024,155	799,340
Loss on impairment of property and equipment	-	162,905	-	162,905
Total operating expenses	3,315,001	4,289,577	7,784,004	7,874,316
Total operating (loss)	(3,189,247)	(3,959,228)	(7,426,019)	(7,424,211)
Other income	9,461	28,552	28,118	70,780
Other expense	(1,834)	-	(3,571)	-
Gain on derivative instruments	359	7,308	1,368	8,261
Net (loss)	$(3,181,261)	$(3,923,368)	$(7,400,104)	$(7,345,170)

Net (loss) per common share – basic and diluted	$(0.68)	$(0.98)	$(1.70)	$(1.84)

Weighted average shares used in computation – basic and diluted	4,664,771	3,996,512	4,363,812	3,982,384